Exhibit (m)(1)


                              DISTRIBUTION PLAN
                  OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

        1. This Distribution Plan (the Plan), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-l under the Investment Company Act of 1940 (the Act) of the series of shares of Neuberger Berman Advisers Management Trust ("Trust") listed in Schedule A hereto (each, a "Portfolio").

        2. It is understood that shares of the Trust are offered to life insurance companies for allocation to certain of their variable separate accounts established for the purpose of funding variable annuity contracts and variable life insurance policies and are also offered directly to qualified pension and retirement plans ("Qualified Plans") outside of the separate account context.

        3. The Trust has entered into a Distribution Agreement with respect to each Portfolio with Neuberger Berman Management Inc. ("NB Management"), under which NB Management uses all reasonable efforts, consistent with its other business, to secure purchasers for each Portfolio's shares. Under the agreement, NB Management pays the expenses of printing and distributing any prospectuses, reports and other literature used by NB Management, advertising, and other promotional activities, all in connection with the offering of shares of each Portfolio for sale. It is understood that NB Management may reimburse itself for these expenses from any source available to it, including administration fees paid to it by a Portfolio.


        4. No Portfolio will make separate payments as a result of this Plan to NB Management, Neuberger Berman, L.L.C., or any other party, it being recognized that each Portfolio presently pays, and will continue to pay, an administration fee to NB Management. To the extent that any payments made by a Portfolio to NB Management, including payment of administration fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of the Portfolio within the context of Rule 12b-l under the Act, then such payments shall be deemed to be authorized by this Plan.

        5. This Plan shall become effective with respect to a Portfolio upon commencement of operations of that Portfolio as a "feeder fund" in a master/feeder fund structure, but only if the Plan has first been approved by a vote of at least a "majority of the outstanding voting securities" of that Portfolio (as defined in the Act), the plan having been approved by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not "interested persons" of the Trust or the Portfolio (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan.

        6. This Plan shall, unless terminated as hereinafter provided, remain in effect from the date specified above until May 1, 1996, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of

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Trustees, provided that (a) any amendment to authorize direct payments by a
Portfolio to finance any activity primarily intended to result in the sale of shares of that Portfolio, or to increase materially the amount spent by a Portfolio for distribution, shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Portfolio, and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph.

        7. This Plan may be terminated at any time with respect to a Portfolio, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio.

        8. During the existence of this Plan, each Portfolio shall require NB Management to provide the Trust, for review by the Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amount expended in connection with financing any activities primarily intended to result in the sale of shares of the Portfolio (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

        9. This Plan does not require NB Management to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of shares of any Portfolio.

        10. Consistent with the limitations of liability as set forth in the Trust's Trust Instrument, any obligations assumed by a Portfolio pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to that Portfolio and its assets, and shall not constitute obligations of any other series of shares of the Trust, of the shareholders, or of the Trustees.

        11. So long as the Plan is in effect, the selection and nomination of those Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the non-interested Trustees then in office.

        12. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

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                                DISTRIBUTION PLAN
                  OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
                                    (CLASS I)
                                   SCHEDULE A

PORTFOLIOS                                       DATE MADE A PARTY TO THE PLAN
----------                                       -----------------------------

Balanced Portfolio                                        May 1, 1995
Growth Portfolio                                          May 1, 1995
Guardian Portfolio                                        May 1, 1995
Lehman Brothers Short Duration Bond Portfolio             May 1, 1995
Mid-Cap Growth Portfolio                               October 15, 1997
Partners Portfolio                                        May 1, 1995
Regency Portfolio                                         May 1, 2001
Socially Responsive Portfolio                           August 19, 1998


DATED: May 1, 2007